Exhibit 99.1

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our net asset value (“Net Asset Value”) is used to calculate the prices at which we sell and repurchase our shares, in each case, as applicable, as of the date hereof. The tables that follow include the net asset value of outstanding shares as of November 30, 2023. The following table provides a breakdown of the major components of our Net Asset Value as of November 30, 2023 ($ in thousands, except shares):

Components of Net Asset Value	2023
Investments at fair value (cost of $73,441)	$73,820
Cash and cash equivalents	90,486
Other assets	4,841
Other liabilities	(4,608)
Accrued performance fee	(37)
Management fee payable	(69)

Net Asset Value	$164,433

Number of outstanding shares	6,553,600

The following table provides a breakdown of our total Net Asset Value and our Net Asset Value per share by type as of November 30, 2023 ($ in thousands, except shares and per share data):

Net Asset Value per share	Series I A-II Shares	Series I V Shares	Series II A-II Shares	Series II V Shares	Total
Monthly Net Asset Value	$28,911	$1	$135,520	$1	$164,433
Number of outstanding shares	1,152,720	40	5,400,800	40	6,553,600
Net Asset Value per share as of November 30, 2023	$25.08	$25.00	$25.09	$25.00	$25.09